Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact

MARC HOLLIDAY

PRESIDENT AND

CHIEF EXECUTIVE OFFICER

- or -

GREGORY HUGHES

CHIEF FINANCIAL OFFICER

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES THE RECAPITALIZATION OF ONE PARK AVENUE

New York, NY – May 14, 2004  - SL Green Realty Corp. (NYSE: SLG) today announced that Credit Suisse First Boston LLC, through a wholly owned affiliate, acquired a 75% interest in One Park Avenue.  The interest was acquired from a joint venture comprised of SL Green Realty Corp. and SITQ, Inc.  Simultaneous with the closing of the acquisition, the new joint venture completed a refinancing of the property with Column Financial, Inc., which is also an affiliate of Credit Suisse First Boston.

Credit Suisse First Boston’s affiliated entity acquired its equity interest for $60 million.  The acquisition was based on a total capitalization of approximately $318.5 million, or $344 per square foot.  The cash NOI cap rate based on the total capitalization is 6.4%.  The $238.5 million 10-year interest only loan, funded by Column Financial, bears interest at a fixed rate of 5.8% and replaced the existing $150 million floating rate loan which was scheduled to mature in January, 2005.  The Company received $83 million in net proceeds from the recapitalization, or $28 million in excess of its investment in the pre-existing joint venture.  Net proceeds, which were used to pay down the Company’s unsecured line of credit, included an approximately $4.3 million incentive fee earned pursuant to the prior joint venture agreement with SITQ.

The Company has retained a 16.7% interest in the new venture, which may be increased substantially based upon the financial performance of the property.  The Company will manage the venture, in addition to continuing its responsibility of leasing and managing the property.

The Company will account for the transaction as a sale of interests and recognize a gain on sale of approximately $22 million.  The Company’s initial book basis in the new joint venture will be approximately $4.0 million and it will be accounted for under the equity method.

Commenting on the transaction, Marc Holliday, the Company’s President and Chief Executive Officer stated, “The recapitalization of One Park Avenue is a great example of how SL Green creates and unlocks value for our shareholders.  We were able to realize a significant gain upon the conclusion of our retenanting program while maintaining our ability to meaningfully participate in the future upside potential of the property.  This transaction also enabled us to strengthen our balance sheet by paying down our floating rate debt.  Additionally, we are excited to have Credit Suisse First Boston join our group of high quality joint venture partners.”

Woody Heller, Executive Managing Director of Studley’s Capital Transactions Group, represented SL Green and SITQ in the sale of its interest.

SL Green Realty is a self-administered and self-managed real estate investment trust, or REIT, that primarily owns, manages, leases, acquires and repositions office properties in Manhattan.

To receive SL Green’s latest news releases and other corporate documents via FAX at no cost, please contact the Investor Relations office at 212-216-1601.  All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filing with the Securities and Exchange Commission.